UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Athira Pharma, Inc.

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Athira Files Investor Presentation Highlighting Successful Execution of its Strategy and Highly Qualified Board and Leadership

Urges shareholders to vote “FOR” Athira’s highly qualified, independent director nominees – Joseph Edelman, John M. Fluke, Jr. and Grant Pickering – on the WHITE proxy card

BOTHELL, WA, April 26, 2022 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today announced that it has filed a new investor presentation with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Shareholders.

Highlights of the presentation include:

•	Athira is successfully executing its strategic priorities and is well positioned as it enters its next pivotal chapter

•	Athira is poised to report topline results from the Phase 2 ACT-AD study by the end of the second quarter of 2022.

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Athira is targeting full enrollment of the LIFT-AD Phase 3 study for the third quarter of 2022, with topline data expected in the first half of 2023. The company opportunistically increased the sample size of the LIFT-AD study to strengthen the statistical power of key co-secondary endpoints and enhance the potential for a single pivotal clinical study.

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Athira dosed the first patient in the SHAPE Phase 2 clinical trial of fosgonimeton in Parkinson’s disease dementia and Dementia with Lewy bodies in January 2022. Positive results from this proof-of-concept trial would strengthen the potential pan dementia utility of fosgonimeton and increase confidence in the mode of action.

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Athira is continuing to progress its pipeline, including launching a Phase 1 clinical trial for ATH-1020, its novel, orally available, brain-penetrant small molecule, after receiving U.S. Food and Drug Administration clearance for the Investigational New Drug application in January 2022.

•	Athira has a strong management team led by CEO Mark Litton, Ph.D., M.B.A.

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Dr. Litton has significant executive leadership, clinical development, commercialization, operational, regulatory, legal and risk management, finance and business development experience with more than 25 years in the biopharmaceutical industry, including serving in C-suite roles at three publicly traded biopharma companies. Prior to Athira, Dr. Litton served as President and COO of Alpine Immune Sciences. Prior to Alpine, he spent 14 years at Alder Biopharmaceuticals, where he was co-founder and Chief Business Officer. At Alder, Dr. Litton was directly responsible for raising approximately $1 billion in equity capital. Before Alder, Dr. Litton was the Vice President of Business Development for Celltech Group.

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Rachel Lenington, M.B.A., Chief Operating Officer, has more than 20 years of strategic and operational leadership experience in drug development, commercialization and launch. She has played an instrumental role in the development, approval and launch of multiple drugs, including Prolia® at Amgen and ADCETRIS®, PADCEV® and TUKYSA® at Seagen. She also served on Seagen’s executive team. Ms. Lenington also drove drug, vaccine and diagnostic development and approvals for neglected diseases at the Bill & Melinda Gates Foundation.

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Hans Moebius, M.D., Ph.D., ECPM, FAAN, Chief Medical Officer, is an internationally recognized expert in neuropsychiatry, with more than 30 years of experience in drug research and development and regulatory strategy, and has led several central nervous system projects to successful approval, including Namenda, the second leading Alzheimer’s disease therapy worldwide. Dr. Moebius has played a key role in many drug approvals, including memantine. He previously co-founded Exhiva GmbH and served as its CEO and Chief Medical Officer. He also previously served as scientific advisory board member and Chief Medical Officer at Rodin Therapeutics and as Executive Vice President of Clinical Research at CHASE Pharmaceuticals.

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Glenna Mileson, CFO, has more than 25 years of experience in financial and business management at biopharma and other companies ranging from small, privately owned businesses to large, publicly traded companies.

•	Athira has the right board to oversee the company and a proven record of board development

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Athira is committed to maintaining a best-in-class board with the right mix of skills and experience to support the business’s evolving needs. The board has a record of systematically and thoughtfully adding experience and expertise in support of advancing the company’s strategy. Athira has added two new highly qualified, independent directors to the board year-to-date, and three in the past year. Seven of the company’s eight directors have joined the board in the last three years.

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Together, Athira’s directors bring significant experience and expertise in clinical development, the regulatory approval process, drug commercialization, finance and financial planning, capital allocation, business development, legal and risk management, and investment management.

•	The Athira board is committed to continuing to build on the deep industry, R&D and commercialization expertise of the board and leadership team.

•	Richard A. Kayne’s and his nominee’s skillsets are already well represented among the board’s existing directors.

•	Mr. Kayne’s campaign is misguided and not in the best interests of all shareholders

•	Mr. Kayne has rebuffed multiple attempts by Athira’s board to constructively engage, and instead has advanced a costly, unnecessary proxy contest.

•	Mr. Kayne has pushed an agenda to appoint himself to the board, terminate Dr. Litton as CEO and have Athira resume a relationship with the company’s former CEO, Leen Kawas, PhD.

•	Mr. Kayne has not publicly articulated any business strategy that differs from Athira’s existing strategy.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Athira. Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to Athira.

About Athira Pharma, Inc.

Athira Pharma Inc., headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its pipeline therapeutic candidates, targeting the HGF/MET neurotrophic system, for Alzheimer’s and Parkinson’s disease dementia, Dementia with Lewy bodies and neuropsychiatric indications. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding fosgonimeton as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia, Dementia with Lewy bodies, and other dementias; Athira’s platform technology and potential therapies; future development plans; clinical and regulatory objectives and the timing thereof, including the timing of the ACT-AD and LIFT-AD clinical trials and the timing of the Phase 2 clinical trial of fosgonimeton for treatment of Parkinson’s disease dementia; interactions with regulators and the timing thereof, including anticipated timing of IND or equivalent submissions; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates; the anticipated reporting of data; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “on track,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the proxy contest at Athira’s annual meeting; preliminary data for Athira’s fosgonimeton product candidate from the Phase 1a/b trials will not continue or persist in current or planned clinical trials; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of fosgonimeton and other product candidates may occur; future potential regulatory milestones of fosgonimeton and other product candidates, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines and results of operations, including impact on Athira’s clinical trial sites and contractors who act for or on Athira’s behalf, may be more severe and more prolonged than currently anticipated; the regulatory process for Athira product candidates; the outcome of legal proceedings that have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; Athira’s research and development efforts and its ability to advance product candidates into later stages of development may fail; any one or more of Athira’s product candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; the impact of competition; while P300 latency is a functional measure that is highly correlated with cognition, Athira may not successfully establish a connection between these P300 latency results and improved cognition; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

Investor & Media Contacts:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219

Andy Brimmer / Jamie Moser / Melissa Johnson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449